UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2021

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SELECT INTERIOR CONCEPTS, INC.

(Exact name of registrant as specified in its charter)

____________________

Delaware	001-38632	47-4640296
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Galleria Parkway, Suite 1760 Atlanta, Georgia		30339
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 701-4737

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	SIC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01Entry into a Material Definitive Agreement

On June 30, 2021 and in connection with the closing of the RDS Divestiture (as defined below), Select Interior Concepts, Inc. (the “Company”) and certain of its subsidiaries (together, the “Obligors”), entered into that certain Fourth Amendment to Amended and Restated Loan, Security and Guaranty Agreement (the “Fourth Amendment”) with Bank of America, N.A., as lender (“Bank of America”). The Fourth Amendment further amends the Amended and Restated Loan, Security and Guaranty Agreement, dated as of June 28, 2018 and as amended prior to the date hereof, by and among the Obligors and Bank of America, as lender (as amended, the “ABL Agreement”).

The Fourth Amendment, among other things, (i) extends the maturity date of the ABL Agreement from June 28, 2023 to June 28, 2024 and (ii) amends the ABL Agreement to permit the RDS Divestiture.

The foregoing summary of the Fourth Amendment does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Fourth Amendment which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02Termination of a Material Definitive Agreement.

On June 30, 2021, the Company utilized a portion of the proceeds from the closing of the RDS Divestiture (as defined below) to payoff all of its outstanding borrowings under its term loan under that certain Financing Agreement, dated as of February 28, 2017 and as amended, among Architectural Granite & Marble, LLC and Pental Granite and Marble, LLC, as borrowers, the financial institutions party thereto as lenders, and Cerberus Business Finance, LLC, as agent for the lenders (the “Term Loan Agreement”).  As a result of such payoff the Term Loan Agreement was terminated.

Item 2.01Completion of Acquisition or Disposition of Assets.

On June 30, 2021, Select Interior Concepts, Inc. (the “Company”) completed the previously-announced sale of its Residential Design Services business (the “RDS Business”) to Signal Holdco, LP, the parent of Interior Logic Group and a portfolio company of Blackstone (“Purchaser”), pursuant to the terms of that certain Equity Purchase Agreement (the “Purchase Agreement”), dated as of May 9, 2021, by and among the Company, Residential Design Services, LLC, an indirect wholly-owned subsidiary of the Company (the “Seller”), and L.A.R.K. Industries, Inc., a direct wholly-owned subsidiary of Seller (“LARK”), and Purchaser.  LARK, together with its subsidiaries, operates the RDS Business.   Under the terms of the Purchase Agreement, the Purchaser purchased all of the issued and outstanding shares of common stock of LARK from Seller (the “RDS Divestiture”) for a gross purchase price of $215 million in cash.

The Company utilized the net proceeds from the closing of the RDS Divestiture to repay in full all of its outstanding borrowing under its ABL Agreement and its Term Loan Agreement as well as its capital lease obligations related to the RDS Business.  Following repayment of such indebtedness and other indebtedness related items, adjustments to working capital, and after deducting transaction expenses, the Company will have approximately $38 million of remaining proceeds from the closing of the RDS Divestiture.

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of the closing of the RDS Divestiture, Karl Adrian, President of RDS, became an employee of the Purchaser and is no longer employed by the Company.

Item 7.01Regulation FD Disclosure

On June 30, 2021, the Company issued a press release announcing the completion of the RDS Divestiture. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information, including exhibit 99.1 attached hereto, in Item 7.01 of this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as otherwise expressly stated in such filing.

Item 9.01.Financial Statements and Exhibits.

(b)	Pro forma financial information

Unaudited pro forma financial information of the Company to give effect to the RDS Divestiture is included in Exhibit 99.2 filed herewith and incorporated by reference into this Item 9.01.

(d)	Exhibits.

Exhibit Number	Description
10.1

Fourth Amendment to Amended and Restated Loan, Security and Guaranty Agreement, dated as of June 30, 2021, by and among the Company and each of its subsidiaries, as obligors, and Bank of America, N.A., as lender

99.1	Press Release, dated June 30, 2021, announcing the completion of the RDS Divestiture
99.2	Pro forma financial information of the Company (Unaudited)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2021	SELECT INTERIOR CONCEPTS, INC.

	By:	/s/ L.W. Varner, Jr.
Name: L.W. Varner, Jr.
Title: Chief Executive Officer